 Exhibit 99.1

Papa John’s International, Inc. Successfully Completes Senior Notes Offering and
Refinancing of Revolving Credit Facility, Further Strengthening and Aligning Capital
Structure with Strong Growth Outlook and Cash-Generating Potential

Offering of $400 Million Aggregate Principal Amount of Senior Notes Due 2029, Issued at Par With 3.875% Coupon

Revolving Credit Facility Amended and Increased to $600 Million, Extended for Additional Five-Year Term

LOUISVILLE, Kentucky – September 14, 2021 – Papa John’s International, Inc. (NASDAQ: PZZA) announced today that it has successfully completed its previously announced senior notes offering and the refinancing of its revolving credit facility, providing the Company with enhanced financial flexibility and additional liquidity. The transaction marks another significant step toward strengthening and aligning Papa John’s balance sheet and capital allocation priorities with its improving growth outlook and cash-generation potential.

The Company closed its previously announced offering of $400 million aggregate principal amount of 3.875% senior notes due 2029 (the “Notes”) in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The Notes are guaranteed by each of Papa John’s domestic restricted subsidiaries that are guarantors or borrowers under its Amended Credit Agreement (as defined below).

Concurrently with the closing of the offering of the Notes, Papa John’s amended and restated its existing credit agreement (the “Amended Credit Agreement”) with JPMorgan Chase Bank, Inc., as administrative agent, and the other lenders party thereto. Pursuant to the Amended Credit Agreement, Papa John’s revolving credit facility has been increased to an aggregate principal amount of $600 million and the maturity has been extended for an additional five-year term.

The net proceeds from the offering of the Notes, together with borrowings under the amended revolving credit facility, were used to repay outstanding borrowings under the Company’s existing revolving credit facility and term loan facility and to pay all related fees and expenses.

“As Papa John’s has transformed itself into an innovation-driven, growth brand, we have also made progress aligning our balance sheet and capital allocation priorities to support and accelerate our positive outlook,” said Ann Gugino, Papa John’s Chief Financial Officer. “We are committed to a balanced approach, having significantly increased growth investments and capital returns to shareholders over the past year, as well as simplifying our balance sheet. This refinancing locks in attractive interest rates for the long term, while maintaining an efficient cost of capital.”

Over the past 12 months Papa John’s other significant steps to optimize its financial policies and capital allocation priorities, in addition to the refinancing, include:

•	Significantly increasing investments in high-return organic growth opportunities, including new Company-owned stores and technology;

•	Converting and repurchasing the Company’s Series B Convertible Preferred Stock, thus simplifying the balance sheet, reducing the Company’s cost of capital and gaining flexibility for the future; and

•	Raising the annual dividend rate 56% to $1.40 per share, approximately in line with the median yield for the S&P 500, and authorizing a $75 million share repurchase program.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Papa John’s

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa John’s believes that using high quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa John’s tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa John’s is headquartered in Louisville, Ky. and is the world’s third largest pizza delivery company with more than 5,500 restaurants in 49 countries and territories as of June 28, 2021. For more information about the Company or to order pizza online, visit www.PapaJohns.com or download the Papa John’s mobile app for iOS or Android.

Forward-Looking Statements

Papa John’s cautions that this press release contains forward-looking statements, including, without limitation, statements regarding the Company’s business performance, capital allocation and financing strategies. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, material adverse changes in economic or industry conditions generally. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed or implied in these forward-looking statements. For a more complete discussion of other risk factors affecting Papa John’s, see Papa John’s filings with the Securities and Exchange Commission, including Papa John’s quarterly report on Form 10-Q for the six months ended June 27, 2021 and its annual report on Form 10-K for the fiscal year ended December 27, 2020. Papa John’s cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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